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                                                                4/29/96

                           MANAGEMENT AGREEMENT

      This Management Agreement ("Agreement") is made as of the _____ day of April, 1996, by and between The Mayfair at Glen Cove, LLC ("Owner") with offices located at 40 Cuttermill Road, Suite 401, Great Neck, NY 11021, and Senior Quarters Management Corp., a New York Corporation ("Manager") with offices located at 339 Crossways Park Drive, Woodbury, New York 11797.

      Manager is in the business of owning and/or furnishing management services to independent and assisted living residences for senior citizens. Owner intends to construct an 80 unit retirement residence located in Glen Cove, New York ("Facility"). Owner and Manager desire that Owner retain Manager to manage the Facility and provide certain services in connection therewith.

      The City of Glen Cove Housing Authority (the "Authority") has issued its $ _____________ aggregate principal amount of Senior Living Facility Revenue Bonds (The Mayfair at Glen Cove), Series 1996 (the "Bonds") pursuant to a Trust Indenture dated as of May 1, 1996 (the "Indenture"), between the Authority and Manufacturers and Traders Trust Company, as trustee (the "Trustee") and has deposited the proceeds of the Bonds with the Trustee. The Authority and the Owner have entered into a Lease Agreement dated as of May 1, 1996 (the "Company Lease") pursuant to which the Authority will lease the Facility from the Owner upon the completion of the Facility for a lump-sum rental payment equal to the proceeds of the Bonds. The Owner will then use such proceeds of the Bonds, INTER ALIA, to repay the construction loan which the Owner has incurred to pay the costs of constructing the Facility. In addition, the Owner and the Authority have entered into a Lease Agreement dated as of May 1, 1996 (the "Lease Agreement"), pursuant to which the Owner will sublease the Facility from the Authority upon the completion of the Facility for periodic rental payments sufficient to pay, INTER ALIA, the debt service on the Bonds. In addition, the Authority and the Owner have executed a Mortgage, Assignment and Security Agreement dated as of May 1, 1996 (the "Mortgage, Assignment and Security Agreement"), pursuant to which the Owner and the Authority have granted to the Trustee a mortgage on and security interest in the Facility, an assignment of the Company Lease and the Lease Agreement and a mortgage on and security interest in the Trust Estate (as defined in the Mortgage, Assignment and Security Agreement). In addition, the Company and the Trustee will enter into a Continuing Disclosure Agreement dated as of May 1, 1998 (the "Continuing Disclosure Agreement"), for the benefit of the owners of the Bonds in order to comply with Rule 15cd2-12 promulgated by the Securities and Exchange Commission. The Indenture, the Company Lease, the Lease Agreement, the Mortgage, Assignment and Security Agreement and the Continuing Disclosure Agreement are hereinafter referred to collectively as the "Bond Documents." The Owner and the Manager acknowledge that the Bond Documents require that the Owner's payment obligations under this Agreement must be subordinated to certain payment obligations under the Bond Documents (including, without limitation, the operating expenses of the Facility (excluding any Management Fees payable under this Agreement), debt service on the Bonds and deposits into the Debt Service Reserve Fund and the Capital and Maintenance Fund established under the Indenture).

      Accordingly, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, Owner and Manager agree as follows:


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      1.    APPOINTMENT OF MANAGER.  Owner appoints Manager as the exclusive management agent for the Facility, subject to the terms of this Agreement. Manager hereby accepts such appointment.

      2.    MANAGEMENT SERVICES.

            (a) INITIAL SERVICES. Commencing on the date hereof, and until four (4) months prior to the projected completion date of the Facility (the first day of the four (4)-month period hereinafter referred to as the "Commencement Date"), Manager agrees to provide assistance to Owner in the planning and financing of the Facility. Such assistance will include review of architectural drawings and site plans; arranging for feasibility studies; licensure and certification planning; support and assistance in filing for Certificate of Need and other governmental requirements, if any; financial analysis, and establishment of policies for the Facility, including the preparation of procedures and operations for the Facility ("Initial Services").

            (b) GENERAL MANAGEMENT. Beginning on the Commencement Date (to permit the completion of all start-up work, including pre-opening marketing, staff recruitment, training, facility set-up, and licensing, if any) and continuing until the expiration or earlier termination of this Agreement, Manager shall manage and supervise the day-to-day operation of the Facility, in the name of, on behalf of, and for the account of, Owner. Manager will maintain a level of quality consistent with standards maintained at comparable class A senior housing facilities, and in no event at a standard less than that maintained at The Regency in Glen Cove, while said facility is being managed by Senior Quarters Management Corp. or affiliate.

            (c) SPECIFIC SERVICES. In connection with such management and supervision of the Facility, Manager shall provide the following specific services in the name of, on behalf of, and for the account of, Owner:

                  (i)   FINANCIAL AND ACCOUNTING SERVICES.

                        Establish, prepare and maintain each of the following items:

                        a. A monthly balance sheet and statement of operations for the Facility, to be submitted to Owner within twenty (20) days after the end of each calendar month, to include status of collection; statements in comparative form showing comparison to prior year and to current annual budget;

                        b. Resident billing records and collection of all rents and additional rents;

                        c. Accounts receivable and collection records and all necessary follow-up;

                        d.    Accounts payable records;

                        e. All payroll functions in connection with the Facility required by any federal, state or municipal authority, including preparation of payroll checks, establishment of depository accounts for withholding taxes, payment of such taxes (at Owner's sole expense), filing of

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payroll reports, filing the necessary forms for unemployment insurance, workers compensation and other forms relating to employment of employees in connection with the Facility, and the issuance of W-2 forms to all employees; certain payroll functions may be provided by an outside payroll service company;

                        f. A complete general ledger for the purposes of recording and summarizing all transactions for the Facility;

                        g. Such other financial or tax reporting and financial controls as reasonably required by Owner or any lender to the Facility; and

                        h. Manager is responsible for the preparation and delivery of all reports required to be delivered to the Trustee and/or the Bondholders under the Bond Documents, at the time and in the manner required thereunder.

                  (ii) PURCHASING. Purchase all items needed for the operation of the Facility, including, without limitation, supplies, equipment and inventory. All such purchasing shall be in accordance with the Annual Budget. Manager shall use its best efforts to achieve the best possible pricing for the Facility. All volume discounts and savings available to Manager pertaining to this Facility, whether due to its operation of other facilities or otherwise, shall be entirely passed through to the Facility.

                  (iii) LICENSURE. Obtain all necessary licenses, permits and approvals by applicable governmental authorities with respect to the operation of the Facility, and maintain certification from public third party payment programs, if any. Manager will comply with all applicable provisions of law and regulations, and if necessary will provide all information required by the New York State Department of Social Services ("DSS") to DSS, and will cooperate with DSS in carrying out inspection and enforcement activities. All such licenses, permits, approvals and certifications shall be in the name of the Owner, unless the governing entities require otherwise.

                  (iv) CONTRACTS. Negotiate, enter into, secure, cancel and/or terminate in the name of and on behalf of Owner, such agreements and contracts which Manager may deem necessary or advisable for the operation of the Facility, including, without limitation, the furnishing of concessions, supplies, repairs, alterations, decorations, utilities, extermination, refuse removal and other services customarily provided to the Facility by independent contractors. Manager shall be entitled to utilize any Affiliated Entities to provide these services, provided the rates and prices therefor are competitive, and Owner so approves and consents in writing, and notices of such contracts is given to the Owners of the Bonds. Affiliated Entity or Affiliate shall mean with respect to any person, any corporation, partnership, trust or other entity directly or indirectly controlling or controlled by or under direct or indirect common control with such person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through the Ownership of voting stock, by contract or otherwise. All contracts which have a duration of over one (1) year or a price in excess of five thousand ($5,000) dollars are subject to Owner's prior review and final approval. All such contracts shall be in accordance with the Annual Budget. Manager shall use its best efforts to achieve the best possible pricing for the Facility. All volume discounts and savings available to Manager pertaining to this Facility, whether due to its operation of other facilities or otherwise, shall be entirely passed through to the Facility.

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                  (v)   SALES & MARKETING.  Manager will establish and
implement a sales and marketing plan, oversee the design and placement of advertising, and hire, train and supervise rental and marketing staff. This includes but is not limited to review and processing applications for residency consistent with income qualifications, applicable laws and regulations and appropriateness of occupancy; coordinating the transfer of residents to other facilities where such transfer is medically necessitated or where other circumstances require. The overall sales and marketing plan is subject to Owner's prior review and approval, which shall not be unreasonably withheld, including but not limited to form of lease and establishment of rent levels and other resident charges. Manager shall maintain complete files for each resident of the Facility, including leases, correspondence and all other pertinent documents and papers.

            (d) LIABILITY OF MANAGER. Manager shall have no liability to Owner as a result of any decision made with respect to or any actions taken or not taken in connection with the Manager's discharge of its obligations under Sections 2(a), (b) and (c) above, so long as such decisions, actions or omissions were taken in good faith in accordance with the terms of this Agreement.

            (e) EXCLUSIVE REPRESENTATIVE. It is understood and agreed that Manager shall be the exclusive representative of Owner for purposes of communicating and dealing directly with the regulatory authorities, governmental agencies, employees, independent contractors, suppliers, residents, sponsors, licensees, customers and guests of the Facility. Where circumstances allow, any communications from Owner to such persons or entities or authorities shall be directed through Manager.

      3.    FISCAL CONTROLS AND PROCEDURES.

            (a) ANNUAL BUDGET. At least ninety (90) days prior to each fiscal year that commences during the term of this Agreement, Manager shall submit to Owner a proposed budget projecting the revenue to be available and funds to be required during such fiscal year in order to operate the Facility and make capital improvements that may be required in order to keep the Facility's physical plant in good condition and repair. The budget shall be based upon data and information then available and shall include, without limitation, estimated salaries and fringe benefits for all employee groups, projected staffing patterns for the Facility, estimates of required purchases for supplies, inventory, food and similar items, and an estimate of the level of rates and charges sufficient to generate revenue necessary to operate the Facility and make capital improvements projected in the budget. Owner shall, within twenty (20) days following receipt of such Annual Budget, notify Manager of either Owner's approval of the Annual Budget or those items of which Owner approves and those items of which Owner disapproves. As soon as reasonably practical thereafter, Owner and Manager shall attempt to establish a mutually agreeable Annual Budget for the Facility. In the event Owner does not timely either approve, or disapprove, in total or in part, such Annual Budget, as provided herein, then such Annual Budget as proposed by Manager shall be deemed approved by Owner, and Manager shall be authorized to implement such program.
If Owner disapproves of the proposed Annual Budget either in total or in part, then Owner and Manager shall have thirty (30) days from the date of Owner's disapproval notice to formulate a mutually agreeable Annual Budget. If the parties are unable to reach an agreement within said 30-day period, then Owner and Manager shall each direct their respective accountants to pick and agree upon a neutral third party accountant within fifteen (15) days of being directed to do so, to act as an arbitrator in order to reach said Annual Budget. This neutral third party accountant will be directed to reach a decision within fifteen (15) days of being chosen, and his/her decision shall be final and binding on both parties. Until this agreed upon Annual Budget is reached, the Annual Budget for the immediately preceding calendar

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year plus five (5%) percent for each category, shall apply.  Each budget, as approved (and as revised from time to time during a fiscal year with Owner's approval, as set forth in Section 3(b) hereof), is referred to herein as the "Annual Budget." The projected budget submitted by Manager to Owner shall be an estimate of revenue and costs, and Owner acknowledges that (i) projected revenue may not be actually received and (ii) projected costs may be exceeded by actual expenses and capital expenditures incurred in connection with the operation and maintenance of the Facility. By submitting such a projected budget, Manager will not be providing a guarantee or warranty as to the projected revenue, expenses, or capital expenditures of the Facility. However, Manager will at all times endeavor to operate and maintain the Facility as efficiently and profitably as possible, consistent with the terms of this Agreement. Anything in this Section 3 to the contrary notwithstanding, as long as any Bonds remain outstanding, the Annual Budget shall comply with Section 6.15 of the Lease Agreement.

            (b) EFFORTS TO OPERATE WITHIN ANNUAL BUDGET. Manager agrees to use its best efforts to operate the Facility in accordance with the Annual Budget. Manager may not exceed any Annual Budget expense category annually, which category is within Manager's control, by more than ten (10%) percent without the approval of Owner, which shall not be unreasonably withheld or delayed. Subject to the foregoing limitation, if there is an operating shortfall, Owner shall be responsible on a periodic basis, as and when needed, for all expenses and capital expenditures incurred in connection with the operation and maintenance of the Facility, including, without limitation, costs overruns which exceed the projections in the Annual Budget, but not to exceed ten (10%) percent of the Annual Budget, unless otherwise agreed.

            (c)   BANK ACCOUNTS AND WORKING CAPITAL.  Manager, in the
Facility's name and on behalf of the Owner, shall transfer daily all Gross Receipts (as defined in the Bond Documents) of the Facility to the Trustee for deposit in the Revenue Fund established under the Indenture. Manager shall establish in a local bank selected by Owner an account or accounts for the operation of the Facility ("Operating Accounts"), in Owner's name and on behalf of Owner, and shall thereafter deposit therein all funds received by Manager on Owner's behalf from the operation of the Facility ("Gross Receipts"). Resident security deposits shall held in a separate, segregated account. Owner shall receive duplicate copies of all such accounts on a monthly basis. Subject to the other provisions of this Agreement and the Indenture, Owner shall provide sufficient working capital for the operation of the Facility (including, without limitation, the payment of Manager's Management Fee under Section 6 hereof) and shall deposit such working capital in the Operating Accounts from time to time upon the request of Manager, subject to the provisions of the Bond Documents. Subject to the Annual Budget and the other provisions of this Agreement, all expenses incurred in connection with the operation of the Facility shall be paid out of the Operating Accounts; provided, however, that as long as any Bonds remain outstanding, the Manager's Management Fees shall be paid directly by the Trustee out of the Revenue Fund established under the Indenture and as otherwise provided in the Bond Documents. Manager may write checks and draw on the Operating Accounts to pay for operation of the Facility in accordance with the terms of this Agreement to the extent required by Manager in the discharge of its obligations hereunder. Subject to paragraph 3(b) above, Owner shall also provide sufficient funding to make the capital improvements projected in the Annual Budget. Manager shall have no obligation to (i) provide or contribute working capital required for the operation of the Facility, or (ii) fund capital expenditures required to maintain the Facility in good condition and repair.

            (d) Manager shall pay from the Operating Accounts all costs incurred in operating, maintaining and repairing the Facility, excluding the debt service on the Bonds, and including but not

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limited to: water charges; sewer rents; real estate tax assessments and all other charges and impositions payable with respect to the Facility; all utility costs; labor and on-site payroll for employees of the Facility; and the cost of repairs and improvements to the property; all in accordance with the Annual Budget and the terms of this Agreement. Manager shall pay all such costs promptly when such payments are due and payable. Manager, at the cost and expense of Owner, shall bond or remove any mechanic's or materialman's liens affecting the Facility within 15 days of the filing thereof.

            (e) BONDING. Manager shall maintain appropriate fidelity levels with respect to personnel authorized to make withdrawals from accounts and shall provide satisfactory evidence to Owner that such bond is in effect and that Owner is the named insured thereunder.

      4.    PERSONNEL.

            (a) FACILITY ADMINISTRATOR. Manager shall, on an ongoing basis, provide the Facility with a qualified Administrator ("Facility Administrator") approved by Owner. The Facility Administrator shall be an employee of Manager and compensated by Owner as set forth in the Annual Budget. Manager shall be entitled to utilize the Facility Administrator, along with employees and agents of Manager, in the discharge of Manager's obligations.

            (b) MANAGER'S EMPLOYEES. Manager will provide such other personnel deemed necessary to operate the Facility, pursuant to the standards set forth in this Agreement and in accordance with the Annual Budget. All employees working at or in connection with the operation of the Facility shall be employees of Manager. All salary, fringe benefits, bonuses and related expenses payable to such employees shall be borne solely by Owner as set forth in the Annual Budget. Manager shall not be permitted to charge any of its general overhead, administrative expenses or home office costs and salaries to the Facility.

            (c) MANAGER'S AUTHORITY. Manager shall elect, appoint and, from time to time, replace the Facility Administrator and such other personnel as Manager chooses or shall deem necessary for the proper operation of the Facility, including but not limited to personnel for food service, cleaning, maintenance and operations, secretarial and bookkeeping, all in accordance with the Annual Budget. Manager's selection, appointment, and discharge of the Administrator and such other personnel and the terms of their employment, including compensation, shall be subject to final review and approval by Owner; however, Owner retains the authority to require Manager to discharge any person working in the Facility.

      5. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall expire on the fifth (5th) anniversary of the Commencement Date, with renewal periods of five (5) years each thereafter, provided Manager notifies Owner in writing within one hundred eighty (180) days of the expiration of the then current term, of its decision to exercise the upcoming renewal option period. Owner then has sixty (60) days, from its receipt of Manager's notice to exercise the renewal option, to disapprove of Manager's exercise of said option, in which case, this Agreement shall expire at the end of the then current term. In such event, notwithstanding anything to the contrary in this Agreement, no liquidated damages shall be payable nor shall Owner be liable to Manager in any way whatsoever for its disapproval of the renewal option. In the event that Owner does not timely disapprove of Manager's exercise of said option, then said option shall be deemed approved by Owner.

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      6.    MANAGEMENT FEE AND ADDITIONAL CHARGES.

            (a) MANAGEMENT FEE. There will be no fee for the Initial Services, except as otherwise provided herein. Owner shall pay Manager a base management fee ("Base Management Fee"), commencing on the Commencement Date, equal to the sum of three and one-half (3.5%) percent of total collected gross revenues, payable on the fifteenth (15th) day of each month for the previous month's total gross revenues. During the initial four (4)-month start-up phase beginning with the Commencement Date, and until the calculated Base Management Fee of three and one-half (3.5%) percent of total collected gross revenues together with the Incentive Fee computed in accordance with paragraph 6-(b) below exceeds eight thousand two hundred ($8,206) dollars per month, a minimum monthly Base Management Fee of eight thousand two hundred ($8,200) dollars ("Minimum Fee") will be payable starting on the fifteenth day of the month following the Commencement Date, and thereafter on the fifteenth (15th) day of each month. If any portion of the Management Fees are not paid when due because of the unavailability of funds under the Indenture or other provisions of the Bond Documents, such Management Fees shall not accrue interest, and Manager's remedy shall be to terminate this Agreement as provided in Section 11 hereof.


            (b) INCENTIVE FEE. In addition to the above-mentioned Base Management Fee, Manager shall also earn and will be paid an incentive fee ("Incentive Fee") equal to two (2%) percent of the "Net Operating Income" which is defined as all revenues produced by operations in the Facility minus all costs and expenses of operating the Facility (including real estate taxes but excluding debt service and income taxes). Said Incentive Fee will be paid on a monthly basis, and adjusted annually in accordance with the actual annual Net Operating Income. The Base Management Fees and any Incentive Fee shall be referred to collectively as the "Management Fees."

            (c) ADDITIONAL SERVICES. Services that do not fall within the scope of management and supervision of the day-to-day operation of the Facility, including, without limitation, special projects requested by Owner or recommended by Manager and approved by Owner are not included as part of the Management Fees due to Manager hereunder and shall be subject to Manager being entitled to additional compensation to be agreed upon between Manager and Owner.

            (d) SUBORDINATION. Anything in this Agreement to the contrary notwithstanding, the Manager and the Owner agree that as long as any Bonds remain outstanding, any Management Fees payable hereunder to the Manager shall be paid only as provided in (i) Section 5.04(b)(8) of the Trust Indenture (which requires among other things the prior payment each month of operating expenses (other than Management Fees), debt service on the Bonds and deposits into certain funds held by the Trustee under the Indenture) and (ii) Section 5.09(c) of the Indenture (which provides for semi-annual payments form the Operating Reserve Fund upon compliance with certain requirements).

      7.    LEGAL ACTIONS.

            (a) Manager shall institute any necessary legal actions or proceedings to collect obligations owing to the Facility or to cancel or terminate any contract for breach thereof or default thereunder and otherwise enforce the obligations of the residents, sponsors, licensees, customers and other users of the Facility, all at Owner's expense, but subject to Owner's prior approval, which shall not be unreasonably withheld, except that if said action is for an amount of five thousand ($5,000) or less,

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Owner's prior approval shall not be required.  However, in such instance,
Manager will provide Owner with copies of all legal documentation.

            (b) Manager is authorized to settle, on the Owner's behalf and in Owner's name, on terms and conditions as Manager shall deem in the best interest of the Facility, any and all claims or demands arising out of the operation of the Facility, irrespective of whether or not legal action has been instituted, provided such settlement does not exceed Five Thousand ($5,000) Dollars for each such claim or demand. Owner agrees that such sums shall be paid as an operating expense of the Facility. Manager will consult Owner on all settlements and legal actions; however, Owner's prior approval shall be required for all settlements in excess of five thousand ($5,000) dollars.

      8.    INFORMATION; COOPERATION; COMPLIANCE WITH LAW.

            (a) Owner shall provide Manager with any information required by Manager for the performance of its obligations under this Agreement, and Owner shall permit Manager to examine and copy any data in the possession or control of Owner affecting the operation of the Facility, including, without limitation, accounting and financial information. Owner shall fully cooperate with Manager to permit Manager to discharge its obligations hereunder. All such information in the possession or control of Manager shall be provided to Owner upon request.

            (b) Owner, at its own cost and expense, shall have the right to audit all aspects of Manager's performance hereunder, including but not limited to financial and accounting matters; contracts (procedures and content); personnel matters; sales and marketing practices; licensure issues, if any; and Facility operations. Manager shall fully and promptly cooperate with Owner's professionals utilized in connection therewith and shall provide all information requested to undertake such audits.

            (c) If Owner determines that a licensed home care services agency is to be utilized at the Facility, Manager will arrange for the delivery or home care to the residents through a vendor selected by Owner. Manager shall have supervisory control of said agency, subject to Owner's prior approval, which approval shall not be unreasonably withheld.

            (d) Manager shall promptly comply with all laws, regulations, licenses and requirements of all governmental or administrative agencies having jurisdiction over the Facility. Manager shall furnish to Owner, upon receipt, any and all notices affecting the Facility, including without limitation, notices from any taxing or other governmental authority and notices of all violations of laws, regulations, ordinances or orders issued by any governmental authority or by any Board of Fire Underwriters or other similar body.

      9. INSURANCE. Manager shall secure, on the Owner's behalf and in the Owner's name, on such terms and conditions as Manager and Owner shall deem in the best interests of the Facility, insurance coverage in amounts sufficient to protect the Facility, Manager, and Owner against claims of third parties, property damage and such other risks as are prudent and customary in the operation of similar facilities; provided, however, as long as any Bonds remain outstanding, such insurance shall comply with the provisions of the Bond Documents. The cost of insurance shall be charged as an operating expense of the Facility. Manager shall be a named insured under all policies of insurance affecting the Facility. Any insurance coverage acquired for the Facility is subject to Owner's prior

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review and final approval.  Manager shall maintain complete copies of all insurance policies at the Facility.

      10. REPRESENTATIONS AND WARRANTIES. Owner and Manager make the following representations and warranties, which are material, and upon which Owner and Manager have relied as an inducement to enter into this Agreement.

            (a) STATUS OF OWNER. Owner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York; and is qualified to do business in the State of New York; and has all necessary power to carry on its business as now being or in the future will be conducted.

            (b) STATUS OF MANAGER. Manager is a for profit corporation duly organized, validly existing and in good standing under the laws of the State of New York; and is qualified to do business in the State of New York; and has all necessary power to carry on its business as now being or in the future will be conducted.

            (c) AUTHORITY AND DUE EXECUTION. Owner and Manager both have full power and authority to execute and deliver this Agreement and all related documents and to carry out the transactions contemplated hereby, which actions will not with the passing of time, the giving of notice or both, result in the default under or breach or violation of (a) Articles of Organization, Member Certificates, Operating Agreement, Articles of Incorporation, and/or By Laws,
(b) any law, regulation, court order, injunction or decree of any court, administrative agency or governmental body, or (c) any mortgage, note, bond, indenture, agreement, lease, license, permit or other instrument or obligation to which Owner, Manager, or the Facility is now a party or by which Owner, Manager, or the Facility, or any of its assets, may be bound or affected. This Agreement constitutes the valid and binding obligation of Owner and Manager enforceable in accordance with its terms

            (d) LITIGATION. There is no litigation, claim, investigation, challenge or other proceeding pending or, to the knowledge of Owner or Manager, threatened against Owner or Manager, or the Facility, which seeks to enjoin or prohibit Owner or Manager from entering into this Agreement, or which in any way will adversely affect the Facility.

      11.   EVENTS OF DEFAULT, REMEDIES AND RIGHTS OF TERMINATION.

            (a) DEFAULTS. Each of the following shall constitute an Event of Default hereunder:

                  (i) If Owner shall fail to pay any installment of the Minimum Fee, Management Fee or Incentive Fee for a period of seven (7) days after notice of such default from Manager;

                  (ii) If either Manager or Owner fails to perform any material term, provision, or covenant of this Agreement (other than as set forth in Section [12(a)(i) above]), and such failure continues for a period of thirty
(30) days after written notice from the other party specifying such failure to perform;

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                  (iii) If during any six-month period within the term of this
Agreement, the Facility has a twenty (20%) negative variance from the Net Operating Income in the Budget.

                  (iv) If Manager is dissolved or liquidated, applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, makes a general assignment for the benefit of creditors, or files a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Manager bankrupt or insolvent or approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator for such party of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days.

                  (v) If Manager fails to operate the Facility such that any covenant required by any lender to the Owner relating to the operation of the Facility is not met.

            (b) REMEDIES. Upon any Event of Default, which is not timely cured, the party who has not committed or suffered the Event of Default may, subject to Section __ of the Lease Agreement, at its option, terminate this Agreement, and/or exercise all other rights and remedies available to such party at law or in equity, including specific performance. In the event of any termination of this Agreement, Manager shall be paid all Minimum Fees, Management Fees or Incentive Fees and other fees due to the date of termination, if this Agreement is terminated by Owner for a reason other than for good cause as delineated in paragraph 11(c) below. No delay or failure on the part of either party hereunder to declare the other party in default or exercise any remedies in respect of such default shall operate as a waiver of such right to declare a default and exercise such remedies. If either party is forced to engage counsel to enforce any of the default provisions of this Agreement, the prevailing party shall also be entitled to reasonable attorneys fees and all costs attendant to such action.

            (c)   LIQUIDATED DAMAGES.  If this Agreement is terminated by
Owner for a reason other than for good cause as delineated in paragraph 11 herein, Owner shall pay Manager, in addition to any Minimum Fee, Management Fee or Incentive Fee due Manager, within thirty (30) days following the date of such event, as "Liquidated Damages," because actual damages incurred by Manager will be difficult or impossible to ascertain, and not as a penalty, an amount equal to the following:

            During the first three (3) years of the term of this Agreement, an amount equal to the Management Fees, Minimum Fees and Incentive Fees earned in the prior twelve (12) month period. If 12 months have not elapsed since the Commencement Date, this amount shall equal the average monthly Management Fees, Minimum Fees and Incentive Fees earned by Manager multiplied by twelve (12);

            During the fourth and fifth years of the term of this Agreement or any renewal term thereafter, an amount equal to the Management Fees, Minimum Fees and Incentive Fees earned in the prior six (6)-month period.

            If the Management Agreement terminates prior to the Commencement Date without cause, Owner shall pay Manager within thirty (30) days following the date of

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

            termination, Liquidated Damages in an amount equal to twenty-five thousand ($25,000) dollars.

            (d) Anything in this Agreement to the contrary notwithstanding, as long as any of the Bonds remain outstanding, the Owner shall be required to pay any Liquidated Damages only from the moneys, if any, paid over to the Owner by the Trustee from the Operating Reserve Fund pursuant to Section 5.09(c)(3) of the Indenture.

            (e)   Termination for "good cause" is defined as:

                  (i) any "Event of Default" defined in section 11 hereof, unless timely cured in accordance with such section;

                  (ii) any act of fraud, misappropriation, embezzlement or similar willful and malicious conduct by the Manager against the Owner; or

                  (iii) indictment of any principals of the Manager for a felony or any conviction of, or guilty plea by any principal to, a crime involving moral turpitude if that crime of moral turpitude tends or would reasonably tend to bring the Owner into disrepute.

                  (iv) the Owner fails to meet the Occupancy Covenant set forth in the Lease Agreement for four consecutive quarters (without regard to the provision thereof negating any failure to meet the covenant by retaining a Management Consultant) and fails to meet the Debt Service Coverage Ratio set forth in the Lease Agreement for two consecutive quarters during the same time period (without regard to the provision thereof negating any failure to meet the covenant by retaining a Management Consultant);

                  (v) the Debt Service Coverage Ratio (as defined in the Bond Documents) is less than 1.0 for any three consecutive Quarterly Evaluation dates (as defined in the Bond Documents), commencing with the June 30, 1998 Quarterly Evaluation Date, or any Annual Evaluation Date (as defined in the Bond Documents), commencing with the December 31, 1999 Annual Evaluation Date;

                  (vi) the Owner fails to maintain a minimum of 30 Days Cash-on-Hand (as defined in the Bond Documents) as of each Quarterly Evaluation Dates (as defined in the Bond Documents), commencing with the December 31, 1997 Quarterly Evaluation Date, or any Annual Evaluation Date (as defined in the Bond Documents), commencing with the December 31, 1997 Annual Evaluation Date; or

                  (vii) the Management Consultant engaged pursuant to the provisions of the Bond Documents recommends the termination of the Manager.

      12. FACILITY'S NAME. Manager and Owner must agree on the name of the Facility and to use such name in any advertising or promotion for the Facility. If both parties choose to use a name for this Facility similar to one that Manager uses for any other facility which it owns and/or manages, whether or not such name is registered with any federal or state agency, then Manager hereby grants to Owner and Owner accepts, a non-exclusive right to use Manager's chosen name at this Facility only. Upon the termination of this Agreement for any reason whatsoever, Owner shall, as soon as is practicable, cease

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

all use of Manager's name for the Facility, including any items which carry said name, such as menus, supplies, signage, stationery, etc. Owner shall immediately direct all telephone companies and their Yellow Pages advertising affiliates which identify Owner's Facility under Manager's name, to cease, effective with their next published edition, all references to the Facility as such under Manager's name and, at the request of Manager, shall provide Manager with written confirmation from such third parties of receipt of such direction. Any post-termination usage by Owner of Manager's name shall be a willful infringement of Manager's trademark and other rights. If the Facility's name is not similar to one used by Manager for any other facility which it owns and/or manages, then Manager agrees that the provisions and restrictions of this paragraph shall apply to its use of the Facility's name to the full extent set forth herein.

      13.   MISCELLANEOUS.

            (a) SHARED EXPENSES. If Manager, with Owner's prior approval, shall combine any advertising, public relations, or other activities with similar activities at other facilities owned or operated by Manager or its Affiliates, the cost of such activities shall be shared proportionately by Owner and Manager or its Affiliates, as the case may be. Manager shall handle all public relations matters for the Facility either through available in-house support or from outside sources.

            (b)   RELATIONSHIP OF PARTIES.  Nothing contained in this
Agreement shall constitute or be construed to be or create a partnership, joint venture or lease between Owner and Manager with respect to the Facility, it being understood that Manager's status shall be that of an independent contractor.

            (c) COSTS AND EXPENSES OF FACILITY; INDEMNITY. All fees, costs, expenses and purchases arising out of, relating to, or incurred in the operation of the Facility, shall be the sole responsibility of Owner, provided they are incurred in connection with Manager's proper performance under this Agreement. Accordingly, Manager, by reason of the execution of this Agreement and the proper performance of its services hereunder, shall not be liable for or deemed to have assumed any liability for such fees, costs and expenses, or any other liability or debt of Owner whatsoever, arising out of or relating to the Facility or incurred in its operation. Owner agrees to indemnify, defend, pay on behalf of, and hold Manager and its officers, directors, agents and employees harmless from and against all losses, claims, damages and other liabilities arising out of or relating to the Ownership or operation of the Facility (except those resulting from the willful misconduct, negligence or breach of contract by Manager), including, without limitation, any liabilities asserted against Manager or any of its officers, directors, employees or agents by reason of any action or inaction taken by any of the foregoing while properly performing the duties of Manager hereunder on behalf of Owner. Manager agrees to indemnify, defend, pay on behalf of, and hold Owner and its officers, directors, agents and employees harmless from and against all losses, claims, damages and other liabilities arising out of the willful misconduct, negligence or breach of contract by Manager. The terms of this Section 13(c) shall survive the expiration or earlier termination of this Agreement.

            (d) BOOKS AND RECORDS. All books, records, forms and reports prepared by Manager in connection with the operation of the Facility are Owner's property.

            (e) COOPERATION UPON TERMINATION. Upon the expiration or earlier termination of this Agreement, Manager shall cooperate with Owner in effecting an orderly transition to any new

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

Manager of the Facility in order to avoid any interruption in the rendering of services to Owner and, in connection therewith, shall surrender to Owner all contracts, documents, books, records, forms and reports in the possession of Manager regarding the operation of the Facility.

            (f) FORCE MAJEURE. Manager's obligations under this Agreement are subject to strikes, labor disturbances, casualty, arbitrary and capricious action by third parties, Owner's compliance with and observance of the terms of this Agreement (including, without limitation, Owner's obligation to provide Management Fees and sufficient working capital for the operation of the Facility and funding for the capital improvements projected in the Annual Budget in accordance with the terms of this Agreement), changes in laws, statutes, ordinances, regulations or orders of governmental authorities or tribunals, war or other state of national emergency, terrorism, acts of God and other factors beyond the control of Manager (collectively, "Force Majeure"). Manager shall not be responsible or liable in any way for its inability to discharge any of its obligations hereunder solely due to Force Majeure.

            (g) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective successors and assigns. Manager may not assign this Agreement to any other entity without (i) Owner's consent, withheld in the sole and absolute discretion of such Majority of Owners of the Bonds, which consent may be withheld in Owner's sole and absolute discretion, except to an entity in which Evan A. Kaplan, Glenn Kaplan and Wayne Kaplan collectively own a 100 percent interest, and (ii) the consent of the Majority of Owners of the Bonds, which consent may be withheld in the sole and absolute discretion of such Majority of Owners of the Bonds.

            (h) NOTICES. All notices, demands, consents, approvals and requests to be made hereunder by one party to other shall be in writing, and shall be delivered by hand, mailed by certified mail, return receipt requested, or sent by overnight courier service, with postage prepaid, to the addresses listed at the beginning of this Agreement, or to such other address as either party may designate by sending written notice to the other party in the manner hereinabove prescribed.

            All notices shall be deemed to be received (i) upon receipt, if hand delivered, (ii) three (3) days after mailing, if mailed by certified mail, or
(iii) the next business day after sending, if sent by overnight courier service.

            (i) ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and no prior oral or written representations, covenants or agreements between the parties with respect to the subject matter hereof shall be of any force or effect. Any amendments or modifications to this Agreement shall be of no force or effect unless in writing and signed by both Owner and Manager.

            (j) GOVERNING LAW. This Agreement has been executed and delivered in the State of New York, and all the terms and provisions hereof and the rights and obligations of the parties hereto shall be construed and enforced in accordance with the laws thereof, and the Courts sitting in Nassau County therein.

            (k) SECTION HEADINGS. The section headings throughout this Agreement are provided for convenience of reference only, and the words contained therein shall not in any way be held to explain, modify or otherwise affect the interpretation, construction or meaning of the provisions of this Agreement.

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

            (l) SEVERABILITY. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

            (m) WAIVERS. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further and continuing waiver of any such term, provision or condition of this Agreement.

            (n)   EQUITY INVESTMENT.

                  (i) At Owner's election and sole discretion, upon sixty (60) days' prior written notice from Owner to Manager, Manager or its designee can be required by Owner to purchase up to a ten (10%) percent limited partnership interest in the Ownership of the Facility and all of its real and personal property for a maximum price of two hundred thousand ($200,000) dollars. Said actual price shall be based on a percentage of the Fair Market Value ("FMV") of all limited partnership interests of the Facility, with said FMV determined according to the method set forth in paragraph [14(a)(ii) below]. Said sale will be subject to definitive documentation to be mutually agreed upon by both parties. However, the arbitrary failure of Manager to complete the equity investment contemplated herein shall be considered an Event of Default by Manager and shall be subject to the remedies set forth in paragraph [12(b)].

                  (ii) In the event that Manager or its designee has become a limited partner in the Facility and thereafter the Management Agreement is terminated , Owner must purchase Manager's or its designee's limited partnership interest in the Facility at its FMV. If Owner and Manager cannot agree on the FMV within thirty (30) days, they shall each promptly hire an independent appraiser to make a definitive appraisal of the value of Manager's limited partnership interest within 30 days after their appointment. If the two appraisers cannot agree on the FMV of Manager's limited partnership interest, the two appraisers shall promptly choose a third independent appraiser, agreeable to both of the original appraisers, and the third appraiser's value of Manager's limited partnership interest shall be made within thirty (30) days of appointment and shall be conclusive for purposes hereof. Each side shall hear the costs of their own appraiser, and shall share equally in the cost of the third appraiser, if necessary. The closing shall take place sixty (60) days after determination of the appraised value.

                  (iii) Anything in this Agreement to the contrary notwithstanding, as long as any of the Bonds remain outstanding, the Owner shall be required to repurchase the Manager's or its designee's limited partnership interest in the Facility only from the moneys, if any, paid over to the Owner by the Trustee from the Operating Reserve Fund pursuant to Section 5.09(c)(4) of the Indenture.

            (o)   MODIFICATIONS REQUESTED BY AND COOPERATION WITH MORTGAGEE.
If any prospective mortgagee of the land or building requires the modification of this agreement in such manner and does not materially lessen Manager's rights hereunder, Manager shall not delay or withhold its consent to such modification and shall execute and deliver such confirming documentation as thereby required, including any reasonable and necessary changes to this Agreement. Manager shall comply with all requirements of Owner's mortgagees and shall promptly furnish Owner with copies of all notices and other communication which are sent by any mortgagee to Manager.

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

            IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement through their duly authorized representatives as of the day and year first above written.


      OWNER:                        THE MAYFAIR AT GLEN COVE, LLC

                              BY:
                                 -----------------------------------------
                                                        , Member


      MANAGER:                      SENIOR QUARTERS MANAGEMENT CORP.

                              BY:
                                    --------------------------------------
                                    EVAN A. KAPLAN, President

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